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                                                                   EXHIBIT 10.58
                                January 13, 1999


PERSONAL & CONFIDENTIAL
Ramie A Tritt, M.D., Chairman & President
Physicians' Specialty Corp.
1150 Lake Hearn Drive
Suite 640
Atlanta, Georgia 30342


Dear Ramie:

Pursuant to our recent discussions, the Directors of Physicians' Specialty Corp. ("PSC" or the "Company") have discussed their interest in exploring the merits of a leveraged recapitalization transaction involving the Company. Premier HealthCare ("PHC"), a division of Bock, Benjamin & Co., is interested in assisting the Company and its Board in exploring and potentially consummating such a transaction.

This letter sets forth the terms and conditions of our proposal and becomes a binding Agreement between PHC and the Company upon acceptance. The terms and conditions of our Agreement are as follows:

1. PHC will use its best efforts to provide advisory services and assist the Company and its Board in the consummation of a transaction (the "Transaction"), acceptable in all respects to the Company and its Directors, involving the sale of equity or business assets of the Company as follows:

         a. Assistance in setting valuation parameters and in valuation of the equity of the Company;

         b. Assisting the Company and its Board in identifying potential investors;

         c. Preparation of a financing memorandum on the Company, including but not limited to:

                  - History and Nature of         -  Operations
                      the Company                 -  Marketing
                  - Services Provided             -  Facilities and Real Estate
                  - Markets and Customers         -  Financial Data and
                  - Management and Organization        Analysis



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Ramie A Tritt, M.D., Chairman & President
January 13, 1999
Page 2


         d. Identifying, contacting and introducing potential debt and equity sources (including those which have previously contacted PHC);

         e.       Assisting in structuring the proposed Transaction; and

         f. Negotiation with prospective debt and equity funding sources through consummation of the Transaction.

2. In consideration of PHC's efforts, the Company agrees to compensate PHC as follows:

         a. A success fee to be paid at the closing of the Transaction at the rate of 1.25% of the total Transaction consideration.

         b. "Consideration" shall mean the value of all cash, securities, and other property paid by an acquiring party to a selling party, or in connection with a Transaction. The value of any such securities (whether debt or equity) or other property shall be determined as follows: (i) The value of securities that have an established public market will be determined on the basis of the average of the last closing market price for the five trading days prior to the closing of the Transaction; and (ii) the value of securities that have no established public market, or if consideration utilized consists of property other than securities, the value of such other property shall be the fair market value thereof. "Consideration" shall also be deemed to include (A) any indebtedness for money borrowed, including but not limited to pension liabilities and guarantees assumed by the buyer, and
                  (B) the value of any stock options, warrants, or other derivative securities assumed by the buyer with the value of such option securities determined as the aggregate positive spread between the exercise price or prices of such derivative securities and the above referenced average closing market price.

         c. The success fee outlined in Article 2(a) above shall be paid in full at Closing by the Company.

         d. Any documents memorializing the Transaction shall include language disclosing the Company's fee liability to PHC pursuant to this Agreement. Further, PHC reserves the right to attend closing and to produce and issue a tombstone announcement of the Transaction consummated.

3. Said fee outlined in Article 2 above shall be due and payable (only) upon the closing of the aforementioned Transaction. Out-of-pocket expenses incurred, as approved by the


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Ramie A Tritt, M.D., Chairman & President
January 13, 1999
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         Company in advance and supported by back-up documentation, will be billed and payable on a monthly basis.

4. The Company may refuse to complete any Transaction or terminate negotiations with any party at any time.

5.       During the term of this Agreement, the fee due PHC as outlined in
         Article 2 above shall be due and payable should the Company enter into a Transaction with any individuals or entities, including any party that is not one furnished by PHC to the Company or its Board provided that PHC provides services on behalf of the Company in connection with any such Transaction during the term of this Agreement. In addition to engaging PHC pursuant to this engagement letter, the Company reserves the right to also engage an investment banking firm of national standing to render a "Fairness Opinion" or provide any other investment banking or advisory services, if deemed necessary or appropriate in the Company's sole discretion, in connection with the Transaction. Up to $150,000 of costs related to a Fairness Opinion or other investment banking services, if incurred by the Company, will be credited at Closing against PHC's success fee pursuant to Article 2 herein.

6. It is agreed that subsequent to the termination of this Agreement, PHC shall be entitled to the fee as provided in Articles 2(a), 2(b), and 2(c) above only if (a) the other parties to the Transaction had been furnished to the Company prior to the termination of this Agreement and
         (b) the transaction is consummated within 12 months after the termination of this Agreement. As introductions of parties are made to the Company, a list of these entities will be annexed to this Agreement in the form of an addendum.

7. In the event PHC prevails in any action to enforce collection of amounts due or other rights under this Agreement, the Company agrees to pay the reasonable legal fees and other collection costs incurred by PHC, plus interest at the prime rate (NationsBank prime) plus 2 percent.

8. PHC agrees that the principal staffing assigned to this Engagement shall consist of Gerald R. Benjamin and Gary F. Mathias. No changes in principal staffing will be made without the Company's written consent.

9. This Agreement shall be governed by the laws of the State of Georgia and shall be in force and effect for 120 days from the date of execution unless extended or renewed. The Company may terminate this Agreement at any time on 10 days notice to PHC.

10. This Agreement shall be binding upon and inure to the benefit of the parties hereto, their respective heirs, executors, administrators, successors and assigns, except that this Agreement may not be assigned by PHC without the written consent of the Company.



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Ramie A Tritt, M.D., Chairman & President
January 13, 1999
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11.      The Company agrees to indemnify and hold harmless PHC against any and all losses, claims, damages, liabilities, and cost of defense related thereto arising out of the rendering of services by PHC hereunder, unless it is judicially determined that such damages arose out of the gross negligence or willful misrepresentation of PHC. PHC agrees to indemnify and hold harmless the Company against any and all losses, claims, damages, liabilities, and cost of defense related thereto arising out of the gross negligence of or any intentional misrepresentations made by PHC in connection with the matters outlined herein. Further, the Company acknowledges that PHC is being retained as an independent financial advisor in connection with the matters contemplated herein and is not acting as a broker, dealer, or broker-dealer.

12. All correspondence and notices shall be sent to the parties as listed hereafter or to such other persons or addresses as may be given by one party to the other, and will be deemed effective the earlier of actual delivery or three days after mailing.

                  Personal and Confidential
                  Ramie A. Tritt, M.D., Chairman & President
                  Physicians' Specialty Corp.
                  1150 Lake Hearn Drive
                  Suite 640
                  Atlanta, Georgia 30342

                  Mr. Gerald R. Benjamin, Principal
                  Premier HealthCare
                  A Division of Bock, Benjamin & Co.
                  3414 Peachtree Road, NE
                  Suite 238
                  Atlanta, Georgia 30326

13. This is the entire Agreement between the parties pertaining to its subject matter and supercedes all prior Agreements, representations and understandings of the parties. No modification of this Agreement shall be binding unless agreed to in writing by the parties.




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Ramie A Tritt, M.D., Chairman & President
January 13, 1999
Page 5

If this Agreement meets with you approval, please indicate your consent and Agreement to be bound by the terms of this Agreement by executing the attached copy and returning it to us.


Very truly yours,

PREMIER HEALTHCARE
A Division of Bock, Benjamin & Co.



By:/s/ Gerald R. Benjamin
   ------------------------------------------
   Gerald R. Benjamin, Principal



This Agreement is accepted and agreed to this 13th day of January, 1999.



PHYSICIANS' SPECIALTY CORP.



By:/s/ Ramie A. Tritt
   ------------------------------------------
   Ramie A. Tritt, M.D., Chairman & President